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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 26, 1998

                       UNION PACIFIC RESOURCES ANNOUNCES
                           ACQUISITION AGREEMENT FOR
                                 NORCEN ENERGY

     US$2.6 BILLION TRANSACTION WILL GIVE UPR MAJOR POSITIONS IN CANADA AND
         LATIN AMERICA AND SIGNIFICANT EXPANSION IN THE GULF OF MEXICO

       NORANDA, OWNER OF 49.5 PERCENT OF NORCEN STOCK, SIGNS IRREVOCABLE
                  COMMITMENT TO TENDER NORCEN INTEREST TO UPR

     FORT WORTH, Texas -- Union Pacific Resources Group Inc. (NYSE-UPR) today announced that its Board and the Board of Norcen Energy Resources Limited (Norcen) have unanimously approved the acquisition of Norcen by UPR. The US$2.6 billion all cash transaction will increase UPR's estimated 1998 revenues to US$2.7 billion from US$1.9 billion. UPR is offering C$19.80 per share (US$13.65) for all outstanding shares of Norcen stock which represents a 29 percent premium over Norcen's closing price on January 23, 1998 of C$15.30 per share. UPR will also assume Norcen's outstanding net debt of approximately US$900 million, giving the overall transaction a US$3.5 billion value. Based on consensus estimates, this transaction is accretive to UPR's 1998 discretionary cash flow per share by 25-30 percent and is approximately 60-70 percent dilutive to 1998 earnings per share based on purchase accounting adjustments. UPR expects to eliminate this earnings dilution within three years.

     The transaction will involve a cash tender offer for all Norcen shares at C$19.80 per share. A prominent feature of the transaction is the irrevocable commitment by Noranda to sell its 49.5 percent interest in Norcen to UPR in the tender offer, thus assuring UPR the right to obtain effective control of Norcen.

     "With UPR's leadership position in the United States and Norcen's strong position in Western Canada and Latin America, this combination will create a well balanced North American company. The assets are diversified and there is substantial reserve and production upside which will generate significant, long-term value for our shareholders," said Jack L. Messman, UPR's Chairman and CEO. "These two companies form a North American mega-independent with quality opportunities in Latin America. UPR anticipates few changes in operating personnel or office locations. Canadian operations will remain headquartered in Calgary and Norcen's Gulf of Mexico operations offers UPR the opportunity to create





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a presence in Houston. Norcen's Guatemala operations will also stay in place.
Our similar corporate cultures will create energy and enthusiasm to pursue the many opportunities we see ahead. Grant Billing and his management team have done an outstanding job in transforming Norcen into a highly focused and well run company poised for substantial growth. The Norcen team will be a welcome addition to UPR."

     Based on 1997 year-end figures for UPR and UPR's estimates for Norcen's proved reserves of approximately 550 million barrels of oil on an equivalent basis (MMBOE), the new enterprise will have proved reserves in excess of 1.23 billion barrels of oil on an equivalent basis (where one barrel of oil is equivalent to six thousand cubic feet (MCF) of gas), an 80 percent increase over UPR's proved reserves on a stand-alone basis. The reserve mix of the combined company will be 57 percent natural gas and 43 percent oil and natural gas liquids. Based on fourth quarter 1997 rates, the combined company's daily production would have been in excess of 436 thousand barrels of oil equivalent
(MBOE), which represents a 63 percent increase over UPR's daily fourth quarter production of 268 MBOE. Norcen's reserve to production ratio (R/P) of 9.9 years will increase UPR's R/P from 6.8 to 7.9 years on a combined basis.

     UPR estimates it is paying approximately US$5.63 per barrel of oil equivalent for Norcen's proved reserves. This number is derived from an acquisition cost for proved reserves of US$3.10 billion, based on the total cost of US$3.5 billion less approximately US$400 million for the value of undeveloped land and other assets.

     "This acquisition gives UPR new core areas in Canada and Latin America plus a significant strategic expansion in the Gulf of Mexico including the deep water," said George Lindahl III, UPR's President and COO. "While we currently have a presence in Canada and the Gulf of Mexico, this acquisition will make us a significant player in these regions."

     Norcen's properties are located in four major areas which include Western Canada, the Gulf of Mexico, Venezuela and Guatemala. In addition, Norcen owns producing properties in Argentina and offshore Australia. Norcen's proved reserves and production in these areas, on a percentage basis, are as follows:

                                  PROVED
                               RESERVES (%)                 PRODUCTION (%)
                               ------------                 --------------
WESTERN CANADA                     62                            60
GULF OF MEXICO                     11                            14
GUATEMALA                          12                            12
VENEZUELA                          13                            11
OTHER                               2                             3





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     "Norcen's properties fit well with our North American drillsite strategy and create new core areas including Latin America. We are excited about our entry into Latin America," Messman said. "The Norcen properties possess the high ownership percentage and high level of operatorship which are key elements of our business model. Norcen's properties in Canada, Venezuela and Guatemala also include substantial production volumes and substantial growth potential. Norcen also has a net undeveloped land position in excess of five million acres which we find very attractive."

     Both companies have properties in the prolific Louisiana shelf portion of the Gulf of Mexico and are expanding in the deep water Gulf. UPR is beginning development of its twenty block Mississippi Canyon Gomez discovery, and Norcen is evaluating the Boomvang discovery involving five blocks in the East Breaks area. Further, Norcen is drilling on the five block Betelguese prospect in the Mississippi Canyon area. Combined, the two companies will have an interest in 37 tracts in the deep water, two deep water discoveries and commitments for three deep water drilling rigs.

     Lindahl said, "Norcen's properties are very attractive to us. They offer significant low risk drilling inventory and high impact exploration potential in the deep water Gulf of Mexico, Canada, Venezuela and Guatemala. It is a quality portfolio of drillsite opportunities."

     UPR plans to finance the all-cash transaction with a fully committed bank facility underwritten by Chase Manhattan and Bank of Montreal. After consulting with the ratings agencies, the Company will begin a deleveraging program targeting a debt structure that will maintain no lower than a BBB+/Baa1 credit rating. The program will include asset divestitures and, possibly, the issuance of some equity.

     UPR expects to initiate the tender offer within the next 5-7 business days. The tender period will last thirty days unless extended by UPR and is subject to normal regulatory approvals.

     Nesbitt Burns and Salomon Smith Barney provided financial advisory services to UPR in connection with the acquisition and will act as dealer-managers in the tender offer.

     Union Pacific Resources is one of the nation's largest domestic independent oil and gas exploration and production companies. Based in Fort Worth, Texas, UPR has been the #1 domestic driller for the past 6 years.





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                  THIS PRESS RELEASE, OTHER THAN HISTORICAL FINANCIAL
                  INFORMATION, CONTAINS FORWARD LOOKING STATEMENTS REGARDING DILUTION, CASH FLOW, PLANNED DRILLING ACTIVITY, ASSET DIVESTITURES, EQUITY ISSUANCES, EXPECTED PRODUCTION EFFORTS AND VOLUMES THAT ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH ARE DESCRIBED IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997. ACTUAL RESULTS MAY VARY MATERIALLY.


Media Contact:                                  Analyst Contact:
Pat Doyle                                       Mike Liebschwager
Director, Public Affairs                        Director, Investor Relations
817-877-6527                                    817-877-6531

                         Internet:www.upr.com





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